UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 17, 2011

BOK FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Oklahoma 000-19341 73-1373454 -------- --------- ---------- (State or other jurisdiction (Commission (IRS Employer of incorporation) File Number) Identification No.)

Bank of Oklahoma Tower, Boston Avenue at Second Street, Tulsa, Oklahoma 74172
(Address of principal executive offices)

Registrant's telephone number, including area code:
(918) 588-6000

___________________________N/A___________________________

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01 – Other Events

BOKF, NA, a wholly owned subsidiary of BOK Financial Corporation which does business as Bank of Oklahoma, Bank of Arkansas, Bank of Albuquerque, Bank of Arizona, Bank of Kansas City, Bank of Texas and Colorado State Bank and Trust, has entered into an agreement to settle three class action lawsuits respecting the manner in which certain charges post to consumer demand deposit accounts.  These were opportunistic class action lawsuits in which BOKF, NA was one of more than 70 US banks, of all sizes, targeted.

Two of the lawsuits were brought in the District Court of Tulsa County.  The third action, originally brought in the United States District Court for the Western District of Oklahoma, was transferred to the Multi-District Litigation in the Southern District of Florida.  In order to fully and finally resolve the litigation and avoid any further expense and distraction, BOK Financial agreed to pay a settlement amount of $19 million. While BOKF, NA has decided to settle, the bank stands by its practices, which were developed considering customer feedback and preferences, costs, revenues and technology changes, and will not be changing its practices as a result of these lawsuits.

The settlement is subject to negotiation of a definitive agreement and final approval by the United States District Court of the Southern District of Florida and the District Court of Tulsa County.  A substantial portion of the $19 million settlement has been accrued in prior periods.  The remaining amount will not significantly impact net income for the fourth quarter of 2011.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                                                                      BOK FINANCIAL CORPORATION

                                                                                                                                           By:  /s/  Steven E. Nell
                                                                                                                                                            __________________
                                                                                                                                          Steven E. Nell
                                Executive Vice President
                                                 Chief Financial Officer
Date:  November 23, 2011